EXHIBIT 99.1
FARO TECHNOLOGIES INC. PROPERTIES

No.	Location	Sq. Ft.(1)	Owned/ Leased	Purposes
1	125 Technology Park, Lake Mary, Florida	35,000	Leased	Headquarters, sales, marketing, administration
2	250 Technology Park, Lake Mary, Florida	46,500	Leased	Sales and marketing
3	290 National Road Exton, Pennsylvania	90,400	Leased	Manufacturing, research and development, service
4	Lingwiesenstrasse 11/2 70825 Korntal-Muenchingen BW, Germany	105,300	Leased	European headquarters, manufacturing, sales, research and development, service
5	Unit 1° Great Central Way Butlers Leap Rugby Warwickshire CV21 3Xh, England	12,700	Leased	Sales, service
6	716 Kumada Nagakute-shi, Aichi 480-1144, Japan	15,900	Leased	Sales, service
7	188 Pingfu Road Shanghai, China	24,700	Leased	Sales, service
8	No. 3 Changi South St 2 #01-01 Xilin Districentre Building B, Singapore	22,000	Leased	Asia headquarters, sales, service
9	215 Avenida Centuria, Parque Indutrial, Apodaca, Nuevo Leon 66600 - Mexico	36,000	Leased	Sales, service
10	Innovation House, Ruddington Fields Business park, Mere Way Nottingham NG11 6JS, England	8,300	Leased	Research and development, administration, sales, marketing and service management
11	Rua San Jose 360 Parque Industrial San Jose Cotia Sao Paulo 06715-862, Brazil	12,400	Leased	Sales, service
12	Edificio Tower Plz Rotunda Edgar Cardoso 23 Vila Nova de Gaia, Portugal	14,400	Leased	Research and development

(1) Represents total square footage under current leases, which includes office spaces that were abandoned in 2023.